Exhibit 99.1

  Innovex Provides Preliminary Second Quarter 2005 Operating Results

    MAPLE PLAIN, Minn.--(BUSINESS WIRE)--March 22, 2005--Innovex (Nasdaq:INVX) today announced select preliminary, unaudited results for its fiscal 2005 second quarter ending March 31, 2005. Based upon preliminary, unaudited information, the Company expects revenue for its fiscal second quarter ending March 31, 2005 to be between $51 and $53 million, up from $39 million reported in the fiscal 2004 second quarter ended March 31, 2004 and $40 million reported in the fiscal 2005 first quarter ended December 31, 2004. Fiscal 2005 second quarter revenue is also expected to exceed the previous guidance of $42 to $47 million for the quarter. The gross margin for the quarter ending March 31, 2005 is expected to be between 2 and 3 percent, compared to the previous guidance of 10 to 12 percent. Including a $9 million non-cash write-down of the Company's deferred tax asset, the fiscal 2005 second quarter net loss per share is expected to be from $0.73 to $0.75, down from the previous guidance which ranged from a loss of $0.02 to income of $0.02 per share.
    The higher projected revenue is a result of strong Flat Panel Display (FPD) and Flex Suspension Assembly (FSA) demand. The Company began ramping several new FPD programs during the quarter and expects FPD revenue between $8.5 and $9.5 million for the quarter. FSA revenue is expected to be between $34 and $35 million reflecting continued strong demand for current generation disk drives coupled with the ramp-up of new applications. Revenue growth was also accelerated by high pass-through material content associated with the assembly of components required for many of the new FPD and FSA products.
    The lower than expected gross margin reflects numerous start-up issues and inefficiencies caused by the sharp increase in new products entering production during the quarter and higher than expected pass-through material content. New product start-up issues forced the Company to divert many technical and management resources away from manufacturing the Company's core products, which created further inefficiencies. The gross margin is also being impacted by higher than expected FPD pricing pressure and an unfavorable product mix more heavily weighted to assembly content. The Company's decision to hire and train technical resources for its new factory in Thailand well in advance of factory start-up is also temporarily adding additional operating costs.
    In light of the lower than expected operating results for its second quarter, the Company reevaluated the carrying value of its deferred tax asset and determined that a non-cash write-down of its deferred tax asset is appropriate. As a result, an additional tax expense of approximately $9 million will be recorded during the fiscal 2005 second quarter instead of the expected tax benefit.
    "While we are encouraged by the strong new business growth experienced during the quarter, we are very disappointed in our inability to efficiently meet the sharp increase in demand," commented William P. Murnane, Innovex's President and Chief Executive Officer. "We have taken aggressive action during the quarter to improve our efficiency and expect meaningful improvements in operating efficiencies during the June quarter," stated Murnane.
    Innovex plans to issue a press release reporting final results for the fiscal 2005 second quarter after the market closes on April 18, 2005, with its conference call scheduled for 10:00 CST on April 19, 2005.
    Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex's products enable the miniaturization and increasing functionality of high technology electronic devices. Applications for Innovex's products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices, flat panel displays and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.

    Except for historical information contained herein, the matters discussed in this release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, impact of restructuring charges, changes in product mix, the impact of competitive products and pricing, effect of worldwide economic conditions on flexible circuit demand, changes in manufacturing efficiencies, fluctuations in financial results and other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.

    CONTACT: Innovex, Inc., Maple Plain
             Tom Paulson, 763-479-5300
             or
             Douglas W. Keller, 763-479-5300
             Facsimile: 763-479-5395
             Internet: http://www.innovexinc.com